Exhibit 23(a)


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of The Bear Stearns Companies Inc. on Form S-8 of our reports dated August 23, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Bear Stearns Companies Inc., for the year ended June 30, 1999.



/s/ Deloitte & Touche LLP

December 8, 1999
New York, New York